Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 25, 2006	Brendan J. McGill
Senior Vice President and CFO
215.256.8828

SUMMARY: Harleysville Savings Financial Corporation Announces Declaration of Regular Cash Dividend and First Quarter Earnings for Fiscal Year 2006

Harleysville, PA., January 25, 2006 - Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company's board of directors declared a regular quarterly cash dividend of $.16 per share on the Company's common stock. This represents an increase of 23.1% from the over the cash dividend paid during the same quarter last year. This is the 74th consecutive quarter that the Company has paid a cash dividend to its stockholders. The cash dividend will be payable on February 22, 2006 to stockholders of record on February 8, 2006.

Net income for the first quarter of fiscal year 2006 amounted to $1,081,000 or $.27 per diluted share compared to $1,256,000 or $.32 per diluted share for the same quarter a year ago.

“It may take an end to the current tightening cycle for net interest margins to begin expanding once again” said Edward J. Molnar, Chairman and Chief Executive Officer.

The decrease in the net interest income for the three-month period ended December 31, 2005 when compared to the same period in 2004 can be attributed to the decrease in interest rate spread from 1.68% in 2004 to 1.45% in 2005. Net interest income was $3.0 million for the three-month period ended December 31, 2005 compared to $3.2 million for the comparable period in 2004. The decrease in net interest income was primarily a result of an increase in the average rate paid on interest bearing liabilities from 3.21% in 2004 to 3.64% in 2005 and an increase in the average balance from $666.8 million in 2004 to $705.8 million in 2005. This was partially off set by an increase in the yield earned on assets from 4.89% in 2004 to 5.09% in 2005 along with an increase in the average balance from $701.1 million in 2004 to $743.3 million in 2005.

Non-interest income decreased to $329,000 for the three-month period ended December 31, 2005 from $414,000 for the comparable period in 2004. The decrease is primarily due to the fact that the Company had a gain on sale of investment securities available for sale of $64,000 in 2004 and no gain on sale of investment securities available for sale in 2005.

For the three month period ended December 31, 2005, non-interest expenses increased by $14,000 or 0.7% to $1.97 million compared to $1.96 million for the same period in 2004. Management believes that these are reasonable increases in the cost of operations after considering the impact of the 5.5% growth in the assets of the Company since December 31, 2004. The annualized ratio of non-interest expenses to average assets for the three month period ended December 31, 2005 and 2004 was 1.03% and 1.08%, respectively.

The Company’s assets increased to $767 million compared to $727 million a year ago. Stockholders’ book value increased to $12.33 per share from $11.77 a year ago.
As of December 31, 2005, the Company’s ratio of non-performing assets plus 90-day delinquent loans amounted to .02% of total assets and its efficiency ratio for the quarter was 58.55%, both outstanding performance ratios in the industry.

The decrease in the net interest income for the three-month period ended December 31, 2005 when compared to the same period in 2004 can be attributed to the decrease in interest rate spread from 1.68% in 2004 to 1.45% in 2005. Net Interest income was $3.0 million for the three-month period ended December 31, 2005 compared to $3.2 million for the comparable period in 2004. The decrease in net interest income was a result of an increase in the average rate paid on interest bearing liabilities from 3.21% in 2004 to 3.64% in 2005 and an increase in the average balance from $666.8 million in 2004 to $705.8 million in 2005. This was partially off set by an increase in the yield earned on assets from 4.89% in 2004 to 5.09% in 2005 along with an increase in the average balance from $701.1 million in 2004 to $743.3 million in 2005.

Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA. Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of December 31, 2005
(Dollars in thousands except per share data)
( (1) Unaudited)	Three Months Ended

Selected Consolidated Earnings Data	Dec 31, 2005(1)	Dec 31, 2004 (1)
Total interest income	$9,463	$8,579
Total interest expense	6,422	5,351

Net Interest Income	3,041	3,228
Provision for loan losses	-	-

Net Interest Income after Provision for Loan Losses	3,041	3,228

Gain on sale of investments	-	64
Other income	329	350
Total other expenses	1,973	1,959

Income before Income Taxes	1,397	1,683
Income tax expense	316	427

Net Income	$1,081	$1,256

Per Common Share Data
Basic earnings	$0.28	$0.33
Diluted earnings	$0.27	$0.32
Dividends	$0.16	$0.13
Book value	$12.33	$11.77
Shares outstanding	3,909,539	3,839,655
Average shares outstanding - basic	3,904,363	3,832,345
Average shares outstanding - diluted	3,946,276	3,906,358

Other Selected Consolidated Data	Dec 31, 2005(1)	Dec 31, 2004(1)
Return on average assets	0.56%	0.69%
Return on average equity	9.06%	11.25%
Interest rate spread	1.45%	1.68%
Net yield on interest earning assets	1.64%	1.84%
Operating expenses to average assets	1.03%	1.08%
Efficiency ratio	58.55%	54.75%
Ratio of non-performing loans to total
assets at end of period	0.02%	0.04%
Loan loss reserve to total loans, net	0.54%	0.57%

Selected Consolidated Financial Data	Dec 31, 2005(1)	Sept 30, 2005	June 30, 2005(1)	Mar 31, 2005 (1)	Dec 31, 2004(1)
Total assets	$766,644	$766,990	$757,509	$748,425	$726,957
Loans receivable - net	365,811	366,007	357,212	347,555	341,110
Loan loss reserve	1,967	1,968	1,971	1,971	1,974
Cash & investment securities	111,107	98,135	92,351	88,346	79,690
Mortgage-backed securities	252,545	265,009	268,106	274,512	269,004
FHLB stock	14,673	16,036	16,004	15,732	15,340
Deposits	429,513	418,980	412,667	411,852	408,766
FHLB advances	283,791	297,268	289,308	285,214	268,222
Total stockholders' equity	48,185	47,576	46,857	45,990	45,203